Exhibit 10.17

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

SUPPLY AGREEMENT

between

Eisai Inc.

and

AkaRx, Inc.

Dated as of June 9, 2017

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Interpretation	6

ARTICLE 2 MANUFACTURE, PURCHASE AND SALE OF FINISHED PRODUCT		7

2.1	Supply	7
2.2	Forecasts	8
2.3	Purchase Orders	8
2.4	Failure or Inability to Supply Product	9
2.5	Changes in Firm Orders	11
2.6	Delivery	11
2.7	Rejected Goods/Shortages	11
2.8	Manufacturing Changes	12
2.9	Materials	13
2.10	Labeling	13
2.11	Seller Subcontracting of Manufacture and Supply	13
2.12	Limited License	13
2.13	Manufacturing Technology	14
2.14	Materials, API and Bulk Product	16
2.15	Manufacturing Process Development	16
2.16	EU and Japan Regulatory Approval	17

ARTICLE 3 PRICING AND PAYMENT		17

3.1	Pricing	17
3.2	Payment	18
3.3	Records; Audits	19

ARTICLE 4 QUALITY ASSURANCE; ACCESS AND REGULATORY MATTERS		20

4.1	Testing; Certificate of Analysis	20
4.2	Records	20
4.3	Quality Agreement	20
4.4	Access to Facilities	20
4.5	Regulatory Compliance	21
4.6	Regional Regulations	21

ARTICLE 5 PRODUCT RECALLS		22

5.1	Product Recalls	22
5.2	Disputes	22

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		23

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

6.1	Warranties of Seller	23
6.2	Exclusion of Other Warranties	23

ARTICLE 7 CONFIDENTIALITY		23

7.1	Confidentiality Obligations	23
7.2	Permitted Uses and Disclosures	24
7.3	Return or Destruction of Confidential Information	25
7.4	Survival	25

ARTICLE 8 LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE		25

8.1	Indemnification of Seller	25
8.2	Indemnification of Purchaser	26
8.3	Indemnification Procedures	26
8.4	Limitation on Damages and Liability	26
8.5	Insurance	27

ARTICLE 9 TERM AND TERMINATION		27

9.1	Term	27
9.2	Early Termination	28
9.3	Consequences of Termination	29
9.4	Remedies	30
9.5	Accrued Rights; Surviving Obligations	30

ARTICLE 10 MISCELLANEOUS		30

10.1	Force Majeure	30
10.2	Assignment	31
10.3	No Third Party Beneficiaries	31
10.4	Expenses	31
10.5	Notice	31
10.6	Severability	32
10.7	Dispute Resolution	32
10.8	Governing Law	32
10.9	Jurisdiction	33
10.10	Service of Process	33
10.11	Waiver of Jury Trial	33
10.12	Specific Performance	33
10.13	Amendments and Waivers	34
10.14	Joint Drafting	34
10.15	Independent Contractor	34
10.16	Fulfillment of Obligations	34
10.17	Further Assurance	35
10.18	Counterparts	35
10.19	Entire Agreement	35

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

SCHEDULES

Schedule A	Purchaser Corporate Names

Schedule B	Seller Corporate Names

Schedule C	Specifications

Schedule D	Manufacturing Process Development

Schedule E	Seller Facilities for Delivery

Schedule F	Indicative Purchase Price Calculation

Schedule G	Form of Forecast

INDEX OF DEFINED TERMS

Defined Term	Page	Defined Term	Page
12-Month Forecast	8	Finished Product	2
Aggregate Variable Price	1	Firm Forecast	8
Agreement	1	Firm Order	9
Annual Quantity	1	Floor Price	17
API	1	Force Majeure Event	30
Average Exchange Rate	2	Forecast	8
Breaching Party	28	FTE	2
Bulk Product	2	FTE Costs	2
cGMP	2	FTE Rate	2
Change of Control	2	include	6
Chosen Courts	33	Including	6
Complaining Party	28	Initial Quantity	1
Confidential Information	24	Initial Term	28
Default Rate	18	Latent Defect	3
Delivered Quantity	1	Losses	25
Delivery	11	Major Markets	3
Disclosing Party	24	Manufacture	3
Dispute	32	Manufacturing Changes	12
Dollars	2	Manufacturing Information	14
Effective Date	1	Manufacturing Technology	3
Election Date	7	Manufacturing Technology Transfer Notice	14
Excess Quantities	9	Materials	3
Exclusivity Termination Date	7	Minimum Order Quantity	3
Exclusivity Termination Fee	7	Net Sales	3
Extent	6	Non-Conformance	5
Final Quantity	1

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Notice	31	Seller Corporate Names	5
Notice Period	28	Seller Indemnitees	25
Parties	1	Seller Manufacturing Technology	6
Party	1	Specifications	6
Permitted Use	25	Stock Purchase Agreement	1
PPI	5	Supply Interruption	10
Product Labelling	5	Technology Recipient	14
Purchase Order	5	Technology Transfer	14
Purchase Price	17	Technology Transfer Completion Date	14
Purchaser	1	Territory	6
Purchaser Corporate Names	5	Testing Laboratory	11
Purchaser Indemnitees	26	Third Party Claims	25
Purchaser Manufacturing Technology	5	Weighted Average Unit Net Sales Price	6
Quality Agreement	20	Withdrawal	6
Receiving Party	24	Year 1	18
Regulatory Approval	5	Year 2	18
Renewal Term	28	Yearly Report	18
Seller	1

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

SUPPLY AGREEMENT (this “Agreement”) is made and entered into effective as of  June 9, 2017 (the “Effective Date”) by and between Eisai Inc., a Delaware corporation (“Seller”), and  AkaRx, Inc., a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller and Dova Pharmaceuticals, Inc. (formerly known as PBM AKX Holdings, LLC) are parties to that certain Stock Purchase Agreement, dated as of  March 29, 2016 (the “Stock Purchase Agreement”), pursuant to which Dova Pharmaceuticals, Inc. purchased from Seller the Shares;

WHEREAS, Purchaser, a subsidiary of Dova Pharmaceuticals, Inc., desires to engage Seller to Manufacture the Finished Product and API, Bulk Product or Materials for Purchaser on the terms and conditions set forth herein; and

WHEREAS, Seller wishes to Manufacture the Finished Product and API, Bulk Product or Materials for Purchaser on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and set forth in the Stock Purchase Agreement and the other Ancillary Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Certain Defined Terms.  Unless otherwise specifically provided herein, capitalized and other terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.  As used herein, the following terms have the following meanings.

“Aggregate Variable Price” means, for a Calendar Year, an amount equal to [***]% of the Weighted Average Unit Net Sales Price multiplied by the Delivered Quantity for such Calendar Year.

“Annual Quantity” means, with respect to a Calendar Year, the number of tablets of Finished Product equivalent to: (a) the number of tablets of Finished Product Manufactured by Seller and held in the Purchaser’s and each other Payment Obligor’s inventory as of the first day of such Calendar Year (the “Initial Quantity”), plus (b) the number of tablets of Finished Product Delivered during such Calendar Year (the “Delivered Quantity”), minus (c) the number of tablets of Finished Product Manufactured by Seller and held in Purchaser’s and each other Payment Obligor’s inventory as of the last day of such Calendar Year (the “Final Quantity”).

“API” means [***], which is currently known by the name “avatrombopag” and has previously been known by the names [***].

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

“Average Exchange Rate” means, for any currency other than Dollars and any given month, the average of the exchange rate for such currency into Dollars as published in The Wall Street Journal, Eastern Edition, on the first Business Day of such month and the exchange rate for such currency into Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of such month.

“Bulk Product” means [***].

“cGMP” means the then-current Good Manufacturing Practices for the manufacture and testing of pharmaceutical materials, as set forth in 21 CFR Parts 11, 210 and 220 and Directive 2003/94/EC and 2006/86/EC, as each may be amended from time to time, and comparable laws or regulations in Major Markets applicable to the manufacture and testing of pharmaceutical materials.

“Change of Control” means the acquisition of capital stock of a Party in a transaction or series of related transactions (including pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or under any other similar circumstances) that would result in a person or entity or a group of persons or entities acting in concert with respect to such acquisition acquiring more than 50% of the outstanding voting securities of such Party. A Change of Control does not include an internal consolidation, merger, share exchange or other reorganization of a Party between or among such Party and one or more of its Affiliates.

“Dollars” and “$” means United States dollars.

“Finished Product” means a final packaged form of the Bulk Product ready for commercial sale or promotional sampling.

“FTE” means the equivalent of the work of one employee of Seller or any of its affiliates full time for one Calendar Year (consisting of at least a total of [***] hours per Calendar Year of work directly related to this Agreement).  If any employee of Seller or any of its affiliates who devotes fewer than [***] hours per year in providing work directly related to this Agreement, such employee shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee in providing such work by [***].  Any such employee who devotes more than [***] hours per year in providing work directly related to this Agreement shall be treated as one (1) FTE.

“FTE Costs” means, with respect to any period, the product of (a) the actual total FTEs during such period, multiplied by (b) the FTE Rate applicable to such period.

“FTE Rate” means $[***] per Calendar Year, or $[***] per Calendar Quarter.

“Latent Defect” means a Non-Conformance that is not discoverable upon reasonable visual inspection, but that is discovered at a later time (e.g., a failure to comply with the shelf life requirements set forth in Section 6.1 that is identified as a result of long-term stability studies).

“Major Markets” means [***].

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the API or Product or any intermediate thereof, including commercial manufacture, quality assurance and quality control, process development, process qualification and validation and stability testing.

“Manufacturing Technology” means any data, information, and know-how that (a) is not generally known and (b) is necessary or useful to Manufacture the Product or the API.

“Materials” means all active pharmaceutical ingredients, excipients, components, labeling and packaging materials, regulatory starting material and other materials necessary for or used in the Manufacture of Finished Product.

“Minimum Order Quantity” means [***].

“Net Sales” means, with respect to Finished Product Delivered by Seller to Purchaser, the aggregate gross amount billed or invoiced by all Payment Obligors to Third Parties (including distributors but excluding other Payment Obligors) for the sale of such Finished Product in the Territory, less the sum of the following, each to be determined based on reasonable estimates (without duplication):

(a)       trade, cash, quantity and prompt settlement discounts given in respect of such Finished Product;

(b)       Taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other Taxes or duties to the extent added to the sale price and set forth separately as such in the total amount invoiced or charged for such Finished Product (but not including Taxes assessed against the income of the applicable Payment Obligor derived from such sale);

(c)       freight, insurance, and other transportation charges, as well as any fees for services provided by wholesalers and warehousing chains to the extent related to the distribution of such Finished Product;

(d)       allowances or credits given on account of returns, rejections, defects or recalls (including due to spoilage, damage or expiration of useful life to the extent related to a recall) of such Finished Product;

(e)       price reductions, write-offs (retroactive or otherwise including for bad debt), shelf stock adjustments on customer inventories following price changes, chargeback payments, reimbursements, and rebates actually given, paid, accrued or credited in connection with the sale of such Finished Product, including amounts repaid or credited to (i) end users pursuant to rebate programs, (ii) governmental entities or (iii) managed care organizations; provided, however, that if any amounts are written off, but subsequently collected, such subsequent collections shall be included in Net Sales in the Calendar Year in which such subsequent collections are made;

(f)       the portion of administrative fees paid or accrued during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Finished Product;

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

(g)       distribution fees to the extent payable for the distribution of such Finished Product;

(h)       that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act that is reasonably allocable to sales of such Finished Product, based on the proportion of sales of such Finished Product by Purchaser to the United States Government as compared to sales of all products (including such Finished Product) by Purchaser to the United States Government; and

(i)        any other similar and customary deductions that are consistent with GAAP.

To the extent any of the foregoing are based upon estimates in any given Calendar Year, any changes in such estimates shall be applied in the Calendar Year in which such changes are made, in accordance with GAAP.

Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the distribution of promotional samples of the Finished Product, or (ii) Finished Product provided for trials, research purposes, or charitable or compassionate use purposes.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Purchaser’s existing allocation method; provided, that any such allocation shall be done in accordance with applicable Law, including any price reporting Laws.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of the Purchaser, which must be in accordance with GAAP, consistently applied, to the maximum extent consistent with the foregoing.

“Non-Conformance” means a failure of the Finished Product Delivered hereunder to comply with any one or more of the warranties set forth in Section 6.1.  For clarity, a Latent Defect is an instance of Non-Conformance. The adjective “Non-Conforming” shall have the correlative meaning. “Non-Conformance” does not include (a) damage to Finished Products caused by actions or omissions of or on behalf of Purchaser following Delivery, (b) any Product Labeling that, due to the acts or omissions of Purchaser, fails to comply with applicable Laws and the Regulatory Approvals for the Finished Product at the time such Product Labeling is supplied to Seller by or at the direction of Purchaser in accordance with Section 2.10 or (c) any failure to comply with any warranty set forth in Section 6.1 as a result of any changes to the Specifications or the Manufacturing process for the Finished Product implemented by Seller pursuant to Section 2.8 that (i) are requested by Purchaser and (ii) do not comply with the Regulatory Approvals for such Finished Product or with all applicable Laws.

“PPI” means the Producer Price Index for Finished Goods, Pharmaceutical Preparations, as it appears in the periodical PPI Detailed Report as published by the Bureau of Labor Statistics of the United States Department of Labor and using the latest version of data published as of the date of adjustment.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

“Product Labeling” means, with respect to any country, (a) the Governmental Entity-approved full prescribing information for the Finished Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert utilized with or for the Finished Product in such country.

“Purchase Order” means a written purchase order in a form reasonably acceptable to Seller that sets forth, with respect to the period covered thereby, (a) the quantity of the Finished Product to be Delivered to Purchaser and (b) the required delivery dates therefor.

“Purchaser Corporate Names” means the corporate names and other Trademarks and logos identified on Schedule A and such other corporate names or other Trademarks and logos that Purchaser uses to identify itself or any of its affiliates as Purchaser may designate to Seller in writing from time to time.

“Purchaser Manufacturing Technology” means all Product-Specific Manufacturing Technology and all other Manufacturing Technology that is owned by Purchaser or its affiliates as of the Effective Date or is assigned to Purchaser pursuant to Section 2.13 during the Term.

“Regulatory Approval” means, with respect to a country, any and all approvals (including New Drug Applications (or any corresponding foreign application) and supplements and amendments thereto), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Entity necessary to commercially distribute, sell or market the Finished Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations and (c) labeling approval.

“Seller Corporate Names” means the corporate names and other Trademarks and logos identified on Schedule B.

“Seller Manufacturing Technology” means any Manufacturing Technology (other than Purchaser Manufacturing Technology) that is controlled by Seller or its affiliates as of the Effective Date or during the Term; provided, that if any such Manufacturing Technology becomes publicly disclosed (other than as a result of any disclosure by Purchaser or its affiliates in breach of Purchaser’s obligations under ARTICLE 5) and is not subject to Intellectual Property protections, such Manufacturing Technology shall no longer be deemed Seller Manufacturing Technology.

“Specifications” means the written specifications (including Product Labeling specifications) and quality control testing procedures for the Finished Product set forth on Schedule C, as amended or supplemented in accordance with Section 2.8.

“Territory” means worldwide.

“Weighted Average Unit Net Sales Price” means, with respect to a Calendar Year, the Net Sales of the Finished Product during such Calendar Year in the Territory divided by the Annual Quantity for such Calendar Year.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

“Withdrawal” means the removal of Finished Product from the market in a country because of applicable Law, requirement of any Governmental Entity or any other reason, including on grounds of public health or safety, resulting in discontinuation of all distribution of Finished Product in such country.  For clarity, Withdrawal does not mean or include a recall or retrieval of Finished Product on grounds of product quality or manufacturing defect (such as failure to meet specifications or to be manufactured in accordance with cGMP) or public health or safety, in either case, to the extent that (i) such recall or retrieval is limited to specific lots or batches of Finished Product or (ii) Purchaser otherwise continues to distribute the Finished Product in the applicable country.

1.2          Interpretation.   All Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in the Schedules but not otherwise defined therein shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.  The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Schedules hereto unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  Unless otherwise specified or where the context otherwise requires, (A) wherever used, the word “or” is used in the inclusive sense (and/or), (B) references to a person are also to its successors and permitted assigns, (B) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (C) references to monetary amounts are denominated in Dollars, and (D) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

ARTICLE 2
MANUFACTURE, PURCHASE AND SALE OF FINISHED PRODUCT

2.1          Supply.  Subject to the terms and conditions of this Agreement, Seller agrees to Manufacture and sell to Purchaser, and Purchaser agrees to purchase from Seller, Finished Product for commercial sale or distribution in the Territory. During the Initial Term, Purchaser shall purchase all of Purchaser’s requirements for commercial sale or distribution of the Finished Product and Purchaser shall not purchase, or permit any other Payment Obligors or any of its and their respective distributors, to purchase, the Finished Product (or any other product containing the API as an active pharmaceutical ingredient and having the same dosage

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

strength and formulation and being marketed for the same indication(s) as the Finished Product) for (re)sale from any person other than Seller; provided, however, that such exclusivity requirement shall terminate (i) on the date on which this Agreement could be terminated by Purchaser pursuant to Section 9.2.2 due to a breach by Seller (provided that Purchaser has complied with the Notice obligations set forth in Section 9.2.2), (ii) upon the occurrence of a Supply Interruption, (iii) upon any failure, delay or inability to comply with the Manufacturing process development schedule attached hereto and incorporated herein as Schedule D (as may be amended in accordance with Section 2.15), other than due to actions of Purchaser or its affiliates that prevent compliance with such Manufacturing process development schedule, or (iv) at Purchaser’s election, on the Exclusivity Termination Date if Purchaser pays to Seller, on or prior to the Exclusivity Termination Date, a termination fee (the “Exclusivity Termination Fee”) equal to an amount that equals the aggregate Floor Price that would be paid for Finished Product ordered between the Exclusivity Termination Date and the last day of the Initial Term based on the Forecast in effect as of the Election Date (without giving effect to any permitted adjustments to the quantities set forth in such Forecast); provided, that if the Forecast in effect as of the Election Date does not cover the entire period between the Exclusivity Termination Date and the end of the Initial Term, for purposes of calculating the Exclusivity Termination Fee, the amount of Finished Product to be ordered for each future calendar month in the Initial Term that is not covered by such Forecast shall be equal to the amount of Finished Product forecasted to be ordered for the last Calendar Quarter covered by such Forecast divided by three (3).  Promptly following the expiration of the Initial Term, Seller shall credit Purchaser the amount equal to the aggregate Floor Price for Finished Product supplied to Purchaser hereunder between the Exclusivity Termination Date and the expiration of the Initial Term, up to the amount of the Exclusivity Termination Fee.  Any exercise by Purchaser of its option to terminate the exclusivity obligation under this Section 2.1 by paying the Exclusivity Termination Fee shall be made by written notice to Seller not less than twelve (12) months prior to the effective date of the termination of such exclusivity obligation (the “Exclusivity Termination Date”). The date of such written notice is referred to as the “Election Date”.  Notwithstanding the foregoing, Purchaser shall be permitted during the Initial Term to have a Third Party Manufacture the Finished Product as required to validate and maintain the validation of the Manufacturing process with such Third Party in connection with the Technology Transfer contemplated by Section 2.13.   For the avoidance of doubt, there shall be no exclusivity requirements after the Initial Term in the event the Term is extended beyond the Initial Term.

2.2          Forecasts.  Within thirty (30) days after the submission to the FDA of a New Drug Application for the Finished Product, Purchaser shall provide Seller with a written good faith forecast estimating Purchaser’s monthly requirements for the Finished Product (in Minimum Order Quantities or whole multiples thereof) during the then-current calendar month and each of the succeeding twelve (12) calendar months thereafter.   Thereafter, not later than thirty (30) days prior to the commencement of each subsequent calendar month during the Term, Purchaser shall provide Seller with a rolling 24-calendar month forecast for the Finished Product that shall cover the succeeding 24-calendar month period (or the period until the expiration of the Term, if shorter), with the forecast for the first twelve (12) months of such 24-calendar month period (the “12-Month Forecast”) provided on a monthly basis and the forecast for the remaining twelve (12) months of such 24-calendar month period provided on a quarterly basis (each such 24-calendar month forecast, a “Forecast”).  The first [***]([***]) calendar months of each 12-Month Forecast shall be a “Firm Forecast” and shall be binding on the Parties subject to Section

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

2.3.2 and Section 2.3.4, the next [***] ([***]) calendar months ([***]) of each 12-Month Forecast shall be semi-binding and Purchaser shall be entitled to adjust the quantities therein to vary by up to [***]% greater or [***]% less than the original quantities, and except for the foregoing and as set forth in Section 2.3.2 with respect to Firm Forecasts, a Forecast shall not be binding on either Party.  Each such Forecast shall be provided in the form attached hereto as Schedule G.

2.3          Purchase Orders.

2.3.1       Purchaser shall submit to Seller via email ([***]), a Purchase Order for the quantities of the Finished Product to be Delivered to Purchaser during any calendar month at least ninety (90) days prior to the first day of such calendar month.  Subject to Section 2.3.3, the Purchase Orders shall state the required delivery dates and shall specify the required quantities.  All quantities of the Finished Product ordered by Purchaser shall be in Minimum Order Quantities or whole multiples thereof. Other than such Minimum Order Quantity requirements, Purchaser will not be required to purchase any minimum quantities of Finished Product.  In the event of any inconsistency between any Purchase Order and this Agreement, the terms of this Agreement shall govern.

2.3.2       The quantity of the Finished Product specified in any Purchase Order for Delivery in any calendar month shall be not less than [***]% nor more than [***]% of the quantities of the Finished Product set forth in the Firm Forecast applicable for such calendar month.  If Purchaser submits a Purchase Order that requires Seller to Manufacture more than [***]% of the quantities of Finished Product set forth in the most recent Firm Forecast, Seller shall exercise commercially reasonable efforts to Manufacture such excess Finished Product but shall not be liable for its inability to do so.

2.3.3       Without limiting any of the foregoing, Purchaser hereby acknowledges and agrees that the lead time on all Purchase Orders is at least ninety (90) days.  In the event of any change to the Product Labeling pursuant to Section 2.10, the lead time for any Purchase Orders for Finished Product with such changed Product Labeling shall be one hundred twenty (120) days after the date on which Purchaser provides to Seller master labeling specification documents, electronic graphic files and hard-copy proofs of labeling, and other printed materials reflecting such change reasonably requested by Seller, and the most recent Forecast provided by Purchaser shall be modified to take into account such changed Product Labeling and such lead time.

2.3.4       Subject to the terms hereof, Seller shall accept each submitted Purchase Order that complies with this Section 2.3 (each, a “Firm Order”) and Seller shall be obligated to Manufacture and Deliver the specified quantity of the Finished Product in accordance with the delivery dates set forth in each Firm Order; provided, that if Seller Delivers at least [***]%, but not more than [***]%, of the quantity of the Finished Product set forth in a Firm Order within ten (10) Business Days of the required delivery date set forth therein, Seller shall be deemed to have fully performed its obligations with respect to such Firm Order.  In the event that the quantity of the Finished Product Delivered differs from the quantity requested in the applicable Firm Order, and is not less than [***]%, nor more than [***]% of the requested

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

quantity, Purchaser shall pay Seller for the quantity of the Finished Product Delivered rather than the quantity requested in the Firm Order. In the event that the quantity Delivered is more than [***]% of the quantity requested in the Firm Order (“Excess Quantities”), Purchaser shall have no obligation to accept or pay for such Excess Quantities and Purchaser may reject and return such Excess Quantities to Seller and the out-of-pocket costs of such return shall be paid by Seller.

2.4          Failure or Inability to Supply Finished Product.

2.4.1       Seller shall promptly notify Purchaser in writing if at any time Seller has reason to believe that Seller will not be able to (a) fill a Firm Order for the Finished Product in accordance with the delivery dates specified therein by Purchaser (subject to Section 2.3.4) and pursuant to the terms and conditions of this Agreement and the Quality Agreement, or (b) supply the Finished Product to Purchaser in satisfaction of the most recent 12-Month Forecast, which notice in each case ((a) and (b)) shall provide Purchaser with information on the extent of the expected shortfall of supply, the reasons therefor and the date by which Seller anticipates such supply shortfall will end.  Upon such notice of a supply problem, or in any event upon Seller’s failure to satisfy, by the applicable delivery date specified by Purchaser in the applicable Firm Order (subject to Section 2.3.4), a portion of the Finished Product ordered by Purchaser in compliance with this Agreement and the Quality Agreement (subject to Section 2.3.4), Purchaser and Seller shall promptly meet and work together, in good faith, to identify an appropriate resolution to the supply problem and Seller shall cooperate with Purchaser to facilitate continuing supply of Finished Product, including, as applicable, facilitating Purchaser’s procurement of Finished Product from an alternative supplier or supplying Purchaser or its designee with Materials or Bulk Product as needed; provided, that Seller shall exercise its commercially reasonable efforts to Deliver the undelivered portion of the Finished Product at a future date agreed upon by the Parties (as to which a failure to Deliver will be deemed to be an additional Supply Interruption).  Any agreed resolution to the supply problem shall be set forth in a writing executed by both Parties.  Without limiting the foregoing, in the event of any shortage in Materials (including API) or Manufacturing capacity on the product line(s) used to Manufacture the Finished Product, the amount of Materials or capacity on the product line(s) used to Manufacture the Finished Product allocated to the Manufacture of Finished Product shall be no less than Purchaser’s pro rata share of the amount of such Materials or capacity available to Seller, taking into consideration the then-current 12-Month Forecast and the next twelve-months’ forecasted requirements for other uses of such Materials or capacity.

2.4.2       In the event that (a) Seller for any reason fails to Deliver, in any six (6) consecutive calendar months, an aggregate amount of Finished Product that conforms to the warranties set forth in Section 6.1 in quantities equal to at least ninety percent (90%) of the amount of Finished Product ordered pursuant to Firm Orders for such six (6) calendar month period, or (b) Seller for any reason fails to Deliver, in any two (2) consecutive calendar months, an aggregate amount of Finished Product that conforms to the warranties set forth in Section 6.1 in quantities equal to at least seventy-five percent (75%) of the amount of Finished Product ordered pursuant to Firm Orders for such two (2) calendar month period, or (c) any facility necessary for the Manufacture of Finished Product is shut down or its operations materially reduced for any reason, including by a Regulatory Authority for non-compliance with applicable Laws, such that the facility’s reasonably anticipated production capacity for Finished Product is

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

insufficient to satisfy at least ninety percent (90%) of the Finished Product forecast to be supplied by the most recent Firm Forecast (each of (a), (b) and (c), a “Supply Interruption”), Purchaser shall have the right, at its sole election, to Manufacture (by itself or through an affiliate or any Third Party manufacturer) all of Purchaser’s requirements for Finished Product for so long as the Supply Interruption remains uncured.  If Purchaser elects to Manufacture Finished Product in accordance with the preceding sentence, Seller shall carry out the Technology Transfer pursuant to Section 2.13.2, on an expedited basis as soon as practicable following Purchaser’s election.

2.4.3       In addition to the foregoing, in the event of a Supply Interruption, Purchaser may request from Seller adequate assurances that Seller will remedy such Supply Interruption within the subsequent two (2) months and six (6) months, respectively, as set forth in the next sentence.  A Supply Interruption will be deemed cured only when Seller shall provide adequate assurances to Purchaser (in response to a request from Purchaser or on Seller’s own initiative) that Seller will be able to supply Purchaser with at least (a) seventy-five percent (75%) of the amount of Finished Product ordered pursuant to Firm Orders within the subsequent two (2) months and (b) ninety percent (90%) of the amount of Finished Product ordered pursuant to Firm Orders within the subsequent six (6) months.  If Seller does not provide Purchaser with such adequate assurances of future performance, or if Seller fails to meet such assurances, then Purchaser shall have a continuing right to Manufacture (itself or through an affiliate or any Third Party manufacturer) all of Purchaser’s requirements for Finished Product for so long as the Supply Interruption remains uncured.

2.4.4       Seller shall exercise its commercially reasonable efforts to resume Manufacture of Finished Product as promptly as possible following a Supply Interruption, and shall reasonably keep Purchaser informed in writing of Seller’s progress toward that end. Purchaser shall have no obligation to purchase any product subject to any Firm Order or any 12-Month Forecast during any Supply Interruption.

2.4.5       Except as set forth in Section 2.7, Section 5.1 and Section 8.2, the remedies set forth in this Section 2.4 shall be Purchaser’s sole and exclusive remedy with respect to any Supply Interruption with respect to all periods after Purchaser either (i) has exercised its right to Manufacture Finished Product pursuant to Section 2.4.2 or Section 2.4.3, or (ii) has had a reasonable opportunity to Manufacture Finished Product pursuant to Section 2.4.2 and Section 2.4.3, but failed to exercise commercially reasonable efforts to do so.

2.5          Changes in Firm Orders.  Firm Orders may be amended only by mutual agreement of the Parties; provided, that Seller shall exercise its commercially reasonable efforts to comply with proposed amendments to Firm Orders that Purchaser may request after sending a Firm Order to Seller; provided, further, that Seller shall not be liable in any way for its inability to do so.

2.6          Delivery.  Seller shall deliver, or cause to be delivered, the Finished Product covered by a Firm Order (subject to Section 2.3.4) at Seller’s applicable facility identified in Schedule E, on an [***] basis (as defined in Incoterms 2010) (“Delivery,” and “Delivered” shall have the correlative meaning). Each Delivery shall be accompanied by a certificate of analysis as provided in Section 4.1 and such other documents as shall be required

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

by applicable Laws and the Quality Agreement.  Title to, and risk of loss of, the Finished Product purchased by Purchaser shall pass to Purchaser upon Delivery in accordance with the terms of this Section 2.6. Purchaser shall designate a carrier for each Delivery in the applicable Purchase Order, provided, that such designated carrier shall be approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed).

2.7          Rejected Goods/Shortages.

2.7.1       Purchaser shall notify Seller in writing of (a) any claim relating to any unit of Finished Product that is Non-Conforming, or (b) any shortage of more than 10% in quantity of any Delivery of the Finished Product, in each case as soon as reasonably practical, but not later than thirty (30) days after such Delivery or, in the case of Finished Product having any Latent Defect, within fifteen (15) days after discovery of such Latent Defect. The Parties shall reasonably cooperate in investigating such claim of Non-Conformance or such shortage.  If the Parties agree that the Finished Product is Non-Conforming or that there is such a shortage, then Seller, at Purchaser’s option, shall either (x) replace such Non-Conforming Finished Product or make up the shortage at the next practical delivery date, in the case of Non-Conforming Finished Product or shorted Finished Product for which Purchaser has already paid, at no additional cost to Purchaser, or (y) promptly refund or credit against future orders, at Purchaser’s option, any amounts paid by Purchaser for such Non-Conforming Finished Product or shorted Finished Product (to the extent Purchaser paid for Finished Product that was not Delivered), and Purchaser shall make arrangements with Seller for the return or disposal of such Non-Conforming Finished Product, and the out-of-pocket costs of such return or disposal shall be paid by Seller.

2.7.2       If Seller disagrees with Purchaser’s claim that any unit of Finished Product is Non-Conforming, Representatives of Seller and Purchaser shall attempt to resolve such dispute in good faith.  If the Representatives cannot resolve such dispute within thirty (30) days, a sample of the applicable Finished Product shall be submitted by Seller and Purchaser to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation and the test results obtained by the Testing Laboratory shall be final and controlling, absent manifest error.  The fees and expenses of the Testing Laboratory shall be borne by Seller if the Testing Laboratory confirms that the applicable Finished Product is Non-Conforming, and otherwise by Purchaser.  In the event the test results indicate that the Finished Product in question is Non-Conforming, then Seller, at Purchaser’s option, shall either (x) replace the Non-Conforming Finished Product at the next practical delivery date, at no additional cost to Purchaser, or (y) promptly refund or credit against future orders, at Purchaser’s option, any amounts paid by Purchaser for such Non-Conforming Finished Product.  Purchaser shall make arrangements with Seller for the return or disposal of any Non-Conforming Finished Product, and the costs of such return or disposal shall be paid by Seller.

2.7.3       Except as provided in Section 2.4, Section 5.1 and Section 8.2, the remedies set forth in Section 2.7.1 and Section 2.7.2 shall be the sole remedies available to Purchaser with regard to any units of Finished Product that are Non-Conforming.

2.8          Manufacturing Changes.  Subject to the provisions set forth in this Section 2.8 and the terms of the Quality Agreement, Purchaser may request Seller to make changes to the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Specifications or Manufacturing process for the Finished Product, and to the extent that any such changes to the Specifications or Manufacturing process requested by Purchaser are (a) required by applicable Laws or (b) agreed to by Seller in writing (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, “Manufacturing Changes”), Seller shall implement such Manufacturing Changes as soon as reasonably practicable after notification thereof by Purchaser (in the case of (a)) or after the date agreed to by Seller (in the case of (b)). In the case of any Manufacturing Change that results from circumstances not within the reasonable control of Seller or its affiliates other than a Manufacturing Change required by applicable Laws (including the loss of any supplier of Materials to Seller), Purchaser promptly shall reimburse Seller for all costs (including FTE Costs and reasonable, documented out-of-pocket costs) incurred by Seller in implementing such Manufacturing Change, including costs of obsolete Materials that cannot otherwise reasonably be used in the business of Seller or its affiliates, and work in process and Finished Product Manufactured, but not then Delivered; provided, that Purchaser’s liability to reimburse for obsolete Materials under this Section 2.8 shall be limited to levels of Materials that are reasonable in light of Purchaser’s then current 12-Month Forecast and Purchaser’s liability to reimburse for work in process and Finished Product under this Section 2.8 shall be limited to levels of work in process and Finished Product that are reasonable in light of Purchaser’s then current Firm Forecast.  In the event that any Manufacturing Change that results from circumstances not within the reasonable control of Seller or its affiliates other than a Manufacturing Change required by applicable Laws (including the loss of any supplier of Materials to Seller) increases the costs (including FTE Costs and documented out-of-pocket costs) incurred by Seller in connection with the Manufacture of the Finished Product, such incremental increased costs shall be borne by Purchaser.  If, in accordance with the Quality Agreement or this Section 2.8, a change is made to the Specifications or the Manufacturing process for the Finished Product, then prior to Seller implementing any such change, Purchaser shall (x) submit all supplemental applications or reports to Governmental Entities with respect to the Finished Product, if required, to reflect such change, (y) obtain all approvals required by Governmental Entities (including required Regulatory Approvals) with respect to such change and (z) promptly provide copies of the materials referenced in clauses (x) and (y) to Seller.  For clarity, the Quality Agreement shall contain change control procedures, and any changes made to the Specifications, Materials or Manufacturing process shall be made in accordance with the Quality Agreement and in compliance with cGMP and other applicable Laws.  Notwithstanding anything to the contrary herein, Seller may reject any change to the Specifications or Manufacturing process requested by Purchaser and not required by applicable Laws if Seller reasonably determines, after reasonable inquiry, that such change would likely result in infringement, misappropriation or violation of the Intellectual Property of any Third Party.

2.9          Materials.  Seller shall obtain, at its sole cost and expense, all Materials required for the Manufacture of the Finished Product by Seller, and Purchaser shall not have any right to supply, or cause any of its affiliates or any Third Party to supply, any Materials for the Manufacture of API, Bulk Product or Finished Product by Seller.  Seller shall handle, store and use all Materials in compliance with applicable Laws.  Seller shall exercise its commercially reasonable efforts to ensure sufficient Manufacturing capacity and Materials to meet each 12-Month Forecast.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

2.10        Labeling.  Purchaser shall provide to Seller master labeling specification documents, electronic graphic files and hard-copy proofs of Product Labeling, and such other printed materials reasonably requested by Seller to procure Materials related to the Product Labeling for the Manufacture of the Finished Product.  In the Manufacture of Finished Product, Seller shall use only Product Labeling that conforms to the documents, files, proofs and other printed materials provided by Purchaser, and Seller shall not modify any Product Labeling without Purchaser’s prior written consent.  With respect to any change to the Product Labeling that Purchaser desires to initiate during the Term, Purchaser shall notify Seller of such change in accordance with the Quality Agreement and shall reimburse Seller for all costs (including FTE Costs and reasonable, documented out-of-pocket costs) incurred by Seller in connection with implementing such changed Product Labeling (including for Finished Product Manufactured in accordance with Purchaser’s then current Firm Forecast made obsolete as a result of the changed Product Labeling) and Purchaser warrants that all such changed Product Labeling will comply in all respects with all applicable Laws and the Regulatory Approvals for the Finished Product.

2.11        Seller Subcontracting of Manufacture and Supply.  Seller shall be entitled, subject to the Quality Agreement (including any Purchaser consent rights thereunder), to subcontract to a Third Party its obligations to Manufacture the Finished Product under this Agreement; provided, that (a) Seller shall bear all costs related to subcontracting to such Third Party, (b) Seller shall ensure such Third Party shall Manufacture and supply the Finished Product in accordance with the terms and conditions of this Agreement, (c) Seller shall remain responsible for all subcontracted obligations (and such responsibility shall be discharged only to the extent that such obligations are fully performed in accordance with all of the terms and conditions set forth in this Agreement), (d) Seller shall ensure that all subcontracts shall contain Intellectual Property and confidentiality provisions consistent with this Agreement and shall provide Purchaser the right to inspect the facilities of such Third Party at which the Finished Product is being Manufactured, and (e) Seller shall not restrict or seek to restrict any such Third Party from Manufacturing Finished Product, Bulk Product, API or Materials directly for Purchaser in any contract or agreement with such Third Party.

2.12        Limited License.

2.12.1     Purchaser, on behalf of itself and its affiliates, hereby grants to Seller and its affiliates a non-exclusive, royalty-free, fully paid-up, irrevocable during the Term, non-transferable (except as provided in Section 10.2) license under all Intellectual Property owned by or licensed to Purchaser or any of its affiliates (including all Purchaser Manufacturing Technology and Purchaser Corporate Names) and a right of reference and use under the Regulatory Approvals and all documentation related thereto, with the right to grant further licenses and sublicenses or rights of reference and use, in each case, for the sole purpose and to the extent necessary for Seller and its affiliates to perform their obligations hereunder in the Territory during the Term.

2.12.2     Seller hereby grants to Purchaser and its affiliates a non-exclusive, royalty-free, fully paid-up, irrevocable during the Term, non-transferable (except as provided in Section 10.2) license under the Seller Corporate Names for the sole purpose of including such Seller Corporate Names on the Product Labeling to the extent required by applicable Law in any jurisdiction where the Finished Product is marketed, distributed or sold.  Neither Purchaser nor

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

any of its affiliates shall have any rights in or to the Seller Corporate Names except to the extent granted pursuant to this Section 2.12.2.

2.13        Manufacturing Technology; Technology Transfer.

2.13.1     Purchaser shall own, and Seller hereby assigns to Purchaser, all Manufacturing Technology that relates solely to the API or to the Product and, in either case, is developed during the Term in the performance by Seller of its obligations hereunder.  Seller shall own all Seller Manufacturing Technology.  Seller, on behalf of itself and its affiliates, hereby grants to Purchaser and its affiliates a worldwide, non-exclusive, royalty-free, fully paid-up, transferable, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers (including to a Technology Recipient), under the Seller Manufacturing Technology for the sole purpose of Manufacturing and Exploiting the Finished Products in the Territory.

2.13.2     During the Term, Purchaser shall have the right to provide notice (the “Technology Transfer Notice”) to Seller requesting transfer to Purchaser or its designated affiliate or Third Party manufacturer (the “Technology Recipient”) of all Manufacturing Technology and other information and materials, including information relating to sources of Materials, standard operating procedures, qualification documentation, engineering drawings, specifications, test data, process diagrams, and standards of Materials and Products (collectively, “Manufacturing Information”), in each case, as are necessary or useful to enable the Technology Recipient to Manufacture Finished Product.  For clarity, nothing in this Agreement shall effect the transfer of ownership of any Seller Manufacturing Technology or any physical embodiments thereof.  Promptly following Purchaser’s delivery of such Technology Transfer Notice, the Parties shall work together to agree to a plan for transitioning the Manufacture of Finished Products from Seller to the Technology Recipient, which transfer shall include the completion of validation of Manufacture at the Technology Recipient’s site (collectively, the “Technology Transfer”), and each Party shall use commercially reasonable efforts to perform its obligations under such plan in accordance with the timelines set out therein in order to complete such Technology Transfer by the completion date specified therein (the “Technology Transfer Completion Date”). Seller and Purchaser shall, and Purchaser shall cause each Technology Recipient to, carry out the Technology Transfer in accordance with the Technology Transfer plan until completion (whether before or after expiration of the Term) at Purchaser’s sole cost and expense, and Purchaser shall pay Seller in connection therewith in accordance with budgets mutually agreed upon by Purchaser and Seller and set forth in the Technology Transfer plan (which, for clarity, shall cover all FTE Costs and reasonable, documented out-of-pocket costs incurred by Seller in connection with such Technology Transfer (including Technology Transfer to multiple Technology Recipients as contemplated in Section 2.13.3), except to the extent such FTE Costs and out-of-pocket costs relate to services provided by Seller to Purchaser under the Transition Services Agreement).  Among other provisions, the Technology Transfer plan shall include the maximum number of hours Seller is required and authorized to devote to such Technology Transfer, which maximum hours shall be subject to adjustment as mutually agreed by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed. Subject to Purchaser’s continued use of commercially reasonable efforts to complete the Technology Transfer in accordance with the Technology Transfer plan, the timelines set out therein and this Agreement, Seller shall continue to Deliver to Purchaser Finished Product until the date that Technology Transfer is completed; provided, that, so long as Seller completes those aspects of

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

the Technology Transfer that are Seller’s responsibility in accordance with the Technology Transfer plan in a timely manner, such obligation to Deliver Finished Product shall not extend beyond the date that is six (6) months following the Technology Transfer Completion Date; provided, further, that in the event Seller is prevented from completing any aspect of the Technology Transfer that is Seller’s responsibility in accordance with the Technology Transfer plan because Purchaser or the applicable Technology Recipient fails to timely complete any aspects of the Technology Transfer plan that are (i) Purchaser’s or the applicable Technology Recipient’s responsibility in accordance with such Technology Transfer plan and (ii) required for Seller to complete such aspect of the Technology Transfer that is Seller’s responsibility, then such aspect will be deemed to have been completed on the date that is six (6) months following the Technology Transfer Completion Date.  The Parties also acknowledge that upon completion of the Technology Transfer contemplated by this Section 2.13.2, the upper and lower quantities set forth in the most recent Forecast provided by Purchaser shall not be applicable, and the Parties shall discuss in good faith the implementation of a modified Forecast taking into account the Technology Transfer to the Technology Recipient.

2.13.3     In no event shall Seller be required to transfer any given portion of the Manufacturing Information to more than one Technology Recipient; provided, however, that Seller acknowledges and agrees that different portions of the Manufacturing Information may be transferred to different Technology Recipients.  By way of illustration and not of limitation, Purchaser may appoint one (but not more than one) Technology Recipient to receive that portion of the Manufacturing Information related to the Manufacture of API and one (but not more than one) Technology Recipient to receive that portion of the Manufacturing Information related to packaging the Product.  Purchaser (or any Technology Recipient at Purchaser’s direction) shall obtain and make available such information, personnel, products, materials, services, facilities and other resources, and take such other actions, as are necessary or useful to enable Seller to transfer the Manufacturing Information to each Technology Recipient, including those set forth in the applicable Technology Transfer plan to be agreed to by the Parties.  Purchaser acknowledges that the timely and successful transfer of the Manufacturing Information to the applicable Technology Recipient may depend on the provision of information, personnel, products, materials, services, facilities and other resources by or on behalf of Purchaser or the taking of certain actions by or on behalf of Purchaser.

2.14        Materials, API and Bulk Product.  At any time during the Term, Purchaser may request Seller to Manufacture and Deliver Materials, API or the Bulk Product to Purchaser hereunder.  Upon such request, the Parties shall negotiate in good faith, and shall execute, an amendment to this Agreement to modify or incorporate new terms applicable to the Manufacture and Delivery hereunder of Materials, API or the Bulk Product (as requested by Purchaser), such as reasonable modifications in pricing (in accordance with the last sentence of this Section 2.14), minimum order quantities or shelf life. Except for provisions of this Agreement that are amended to apply specifically to Materials, API or the Bulk Product, upon Purchaser’s request for the supply of Materials, API or the Bulk Product hereunder, all references herein to Finished Product shall be deemed to include Materials, API or the Bulk Product (as applicable), and all of Seller’s and Purchaser’s respective rights and obligations hereunder (including with respect to recordkeeping, regulatory compliance and inspections, and Purchaser’s license, review, approval and access rights, reimbursement obligations, and obligations to obtain Regulatory Approvals for Manufacturing Changes) shall apply to the Manufacture and supply of Materials, API or the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Bulk Product (as applicable) to the same extent as such rights and obligations apply to the Finished Product.  Seller shall Manufacture and Deliver to Purchaser under this Agreement (as amended) Materials, API or the Bulk Product (as requested by Purchaser) during the Term and for a period of up to three (3) years (or such other period as may be agreed to by the Parties) following the expiration of the Term (or, if Purchaser terminates exclusivity early pursuant to Section 2.1(iv), for a period of up to three (3) years after the Exclusivity Termination Date); provided, however, that, if and as requested by Purchaser, during that portion of the Initial Term that is prior to the Exclusivity Termination Date, (a) Seller shall also Manufacture and Deliver Materials, API or the Bulk Product for the sole purpose (except as permitted in clause (b)) of allowing Purchaser to maintain a back-up manufacturer for Finished Product, and (b) Seller shall also Manufacture and Deliver API for the sole purpose (except as permitted in clause (a)) of conducting any pediatric formulation development of the Product required by or in order to satisfy a commitment made to a Governmental Entity, to the extent Purchaser’s inventory of API is unusable or insufficient for such purpose.  The pricing for each of the Materials, API and the Bulk Product to be supplied by Seller to Purchaser under this Agreement (as amended) shall be calculated in a manner that provides Seller with the same mark-up percentage as is included in the Floor Price for the Finished Product, taking into account the lower actual Manufacturing cost for Materials, API or the Bulk Product, as applicable. Purchaser shall be responsible for all pediatric formulation development (including, as between the Parties and their respective affiliates, all costs and expenses of such development work).

2.15        Manufacturing Process Development. Seller shall complete the Development of the Finished Product for commercial Manufacture in accordance with the Manufacturing process development schedule attached hereto and incorporated herein as Schedule D, as the same may be amended in accordance with this Section 2.15, except to the extent any actions of Purchaser or its affiliates (including the exercise of review and approval rights pursuant to this Section 2.15) prevent such Development and compliance with such schedule (as may be amended). The Manufacturing process development schedule attached as Schedule D shall be automatically amended to the extent reasonably necessary to reflect changes in the Development timeline for API, including due to changes in the Development plan for the API or the protocols for the Ongoing Trials implemented or directed by Purchaser or any of its affiliates (with amendments to Schedule D to be made on a commensurate basis with the changes in the Development timeline for the API).  Any other amendments to the Manufacturing process development schedule attached as Schedule D shall be made only by mutual agreement of Seller and Purchaser.  Seller shall permit Purchaser, upon reasonable advanced notice from Purchaser to Seller, to review Manufacturing process validation documents with respect to the Finished Product, and all such validation documents shall be subject to Purchaser’s approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, that Purchaser shall reimburse Seller for all reasonable, documented out-of-pocket costs incurred by Seller in connection with such review and approval.

2.16        EU and Japan Regulatory Approval. In the event that Purchaser has not, prior to the first anniversary of the first date on which FDA approves a New Drug Application (within the meaning of the FDCA) for the Finished Product, received all Regulatory Approvals (including pricing approvals) for the Finished Product from the EMA and the Japan Pharmaceuticals and Medical Devices Agency (or any successor agencies) that are required for Purchaser or another Payment Obligor to market and commercially sell the Finished Product in

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

the European Union and Japan, respectively, then, at Seller’s request, Purchaser and Seller shall discuss in good faith modifications to the Minimum Order Quantity, the minimum shelf life requirement referenced in Section 6.1 and the batch size of the Product to potentially lessen any economic or operational impact from any decreased volumes of Product ordered by Purchaser as a result of Purchaser not commercially selling the Finished Product in the European Union or Japan.  Any such discussions shall be held reasonably promptly following Seller’s request therefor; provided, however, that each Party may in its sole discretion decide whether or not to agree to any such modifications.

ARTICLE 3
PRICING AND PAYMENT

3.1          Pricing.

3.1.1       Subject to the terms of this ARTICLE 3, Purchaser shall pay Seller (a) [***] ([***]) Dollars per tablet (the “Floor Price”) for each tablet of Finished Product Delivered to Purchaser, plus (b) such amounts as may be payable by Purchaser to Seller pursuant to Section 3.2.4, if any (collectively, the “Purchase Price”).

3.1.2       On each January 1st during the Term commencing January 1, 2019, the then-applicable Floor Price shall be subject to adjustment by Seller by a percentage equal to the percentage increase or decrease in the PPI for the immediately preceding 12-month period.

3.1.3       Notwithstanding anything to the contrary herein, the Purchase Price for each tablet of Finished Product Delivered to Purchaser for distribution as a promotional sample, in quantities up to [***] ([***]) tablets of Finished Product per Calendar Year, shall be [***] percent ([***]%) of the Floor Price.

3.2          Payment.

3.2.1       Seller shall invoice Purchaser for the then-applicable aggregate Floor Price for the Delivered Finished Product within thirty (30) days after each Delivery of the Finished Product.

3.2.2       All payments to Seller for undisputed amounts under this Agreement shall be (a) paid in full by Purchaser without any deduction or set-off, within thirty (30) days from the date of invoice, and (b) made by deposit of Dollars in the requisite amount to such bank account as Seller may from time to time designate by notice to Purchaser.  Any undisputed payments under this Agreement that are not made on or before the applicable due date shall bear interest at the rate of (the “Default Rate”) the lesser of (i) 2% per annum above “Prime” as reported in the print edition of The Wall Street Journal, Eastern Edition, on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, and (ii) the maximum rate allowed by Law, calculated on a daily basis, based on the actual number of days elapsed from the payment due date to the date of actual payment.

3.2.3       Within ninety (90) days following the end of each Calendar Year during the Term, Purchaser shall prepare and deliver to Seller a report (“Yearly Report”) setting

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

out (a) the total Net Sales of the Finished Product during such Calendar Year, (b) the Annual Quantity, the Initial Quantity, the Delivered Quantity and the Final Quantity for such Calendar Year, (c) the calculation of Net Sales for such Calendar Year, which calculation shall detail each deduction permitted by the definition of Net Sales set forth herein, (d) the Aggregate Variable Price and the Weighted Average Unit Net Sales Price for the Finished Product during such Calendar Year (and Purchaser’s calculations thereof), (e) the aggregate Floor Price paid by Purchaser under Section 3.2 for all Finished Product Delivered in such Calendar Year and (f) the aggregate Purchase Price actually payable by Purchaser for such Calendar Year.

3.2.4       Subject to the following sentence, in the event that the Aggregate Variable Price for a Calendar Year exceeds the aggregate Floor Price actually paid or payable by Purchaser for Finished Product Delivered in such Calendar Year, Purchaser shall pay to Seller such difference within thirty (30) days after Purchaser’s delivery of the Yearly Report for such Calendar Year.  If there are no Net Sales of Finished Product during any Calendar Year (any such year, “Year 1”), (a) Purchaser shall notify Seller of the same within thirty (30) days’ following the end of such Calendar Year, (b) the calculation of the Aggregate Variable Price for Year 1 and the immediately following Calendar Year (“Year 2”) shall be made on a combined basis following the end of Year 2 as provided in this Section 3.2.4, and (c) if the Aggregate Variable Price for Year 1 and Year 2, as calculated in accordance with this Section 3.2.4, exceeds the aggregate Floor Price actually paid or payable by Purchaser for Finished Product Delivered in Year 1 and for Finished Product Delivered in Year 2, Purchaser shall pay to Seller such difference within thirty (30) days after Purchaser’s delivery of the Yearly Report for Year 2.  For purposes of such combined calculation, the Aggregate Variable Price shall be calculated using the Weighted Average Unit Net Sales Price calculated in the aggregate for Year 1 and Year 2 and the aggregate Delivered Quantity for Year 1 and Year 2.  An indicative calculation of the Purchase Price, assuming that there are no Net Sales in the relevant Calendar Year, is attached hereto as Schedule F.

3.2.5       For purposes of calculating the Purchase Price, Purchaser shall convert currencies for Net Sales invoiced in a currency other than Dollars at the Average Exchange Rate for such other currencies to Dollars for the month in which the sales were billed or invoiced.

3.2.6       With respect to Purchaser’s failure to pay undisputed amounts due under Section 3.2, which payment default is not cured within thirty (30) days after receipt of written notice from Seller to Purchaser, Seller shall, in its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the Manufacture and Delivery of the Finished Product, which suspension shall not result in or constitute a breach of any of Seller’s obligations under this Agreement; provided, that Seller shall recommence the Manufacture and Delivery of Finished Product upon Purchaser’s cure of such payment default.

3.3          Records; Audits.

3.3.1       Purchaser shall keep and maintain, and shall cause other Payment Obligors to keep and maintain, complete and accurate records and books of account documenting all data necessary for the calculation of the amounts set out in each Yearly Report consistent with its or the other Payment Obligor’s (as applicable) standard procedures and policies in the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

ordinary course of business for a period of five (5) years after the date of such Yearly Report, unless a longer retention period is required by Law.

3.3.2       Upon Seller’s request, Purchaser shall, and shall cause each of the other Payment Obligors to, permit Seller and its Representatives to inspect and audit the records and books of account maintained by Purchaser, or any other Payment Obligor, as applicable, pursuant to Section 3.3.1 in order to confirm the accuracy and completeness of such records and books of account and all payments hereunder; provided, that Seller shall be entitled to exercise its inspection and audit rights under this Section 3.3.2 not more than once per Calendar Year, except that Seller shall be entitled to conduct additional inspections or audits in order to verify that any deficiencies in a prior inspection or audit have been corrected.  Seller shall bear all out-of-pocket costs and expenses incurred in connection with any inspection or audit performed pursuant to this Section 3.3.2; provided, however, that Purchaser shall reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with such inspection or audit if any such inspection or audit identifies an underpayment to Seller hereunder in excess of 10% of the amounts actually payable to Seller hereunder.  In any case, the full amount of the underpayment shall be payable by Purchaser to Seller plus accrued interest at the Default Rate, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment. If any inspection or audit performed pursuant to this Section 3.3.2 identifies an overpayment to Seller hereunder in excess of the amounts actually payable to Seller hereunder, the full amount of such overpayment shall be payable by Seller to Purchaser.  All information disclosed pursuant to this Section 3.3.2 shall be subject to the confidentiality and non-use obligations set forth in ARTICLE 7.

ARTICLE 4
QUALITY ASSURANCE; ACCESS AND REGULATORY MATTERS

4.1          Testing; Certificate of Analysis.  Seller shall perform, or cause to be performed, the tests required to be performed by Seller pursuant to the applicable Specifications and the Quality Agreement on each lot of the Finished Product Manufactured pursuant to this Agreement before Delivery thereof to Purchaser.  Seller shall deliver a certificate of analysis with respect to each lot of the Finished Product concurrently with Delivery thereof that sets forth the items tested, Specifications and test results, and that contains the other types of information that shall have been approved by mutual agreement of the Parties.

4.2          Records.  Seller shall maintain or shall cause to be maintained all Manufacturing records (including batch production records documenting that each batch of Finished Product is Manufactured according to Specifications), all records of Delivery and release testing of Finished Product and all validation data, records and other documentation relating to the Finished Product for a period of five (5) years after the date of Manufacture of the applicable batch of Finished Product, or if longer, for the time period required by applicable Laws with respect to the applicable batch of Finished Product.

4.3          Quality Agreement.  Each Party shall perform its obligations under the quality agreement to be negotiated in good faith and entered into by the Parties prior to the first Delivery of Finished Product hereunder (the “Quality Agreement”).  To the extent any provision of the Quality Agreement conflicts with any provision of this Agreement relating to quality, the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

provisions of the Quality Agreement shall govern.  Each Party agrees that in the event Purchaser desires to market, distribute or sell any Finished Product into any territory that is not covered in the Quality Agreement, the Parties shall amend the Quality Agreement (or, if necessary, enter into a new quality agreement on substantially the same terms as the Quality Agreement) to cover such additional territories, subject only to such changes that are required to comply with the product quality-related requirements of such additional territories.

4.4          Access to Facilities.  Seller shall at all times maintain and operate, and cause its subcontractors to maintain and operate, all facilities where the Finished Product is Manufactured (including packaged, tested, stored and Delivered), and implement such quality control procedures, so as to ensure the Manufacture of the Finished Product is in accordance with the terms of this Agreement, all applicable Laws, including cGMP, the Regulatory Approvals applicable to Finished Product and the Quality Agreement.  Purchaser shall have the right to inspect those portions of the facilities of Seller and its subcontractors where the Finished Product is being Manufactured (a) upon thirty (30) days’ advance written notice to Seller, no more than once per two (2) Calendar Years or (b) upon three (3) Business Days’ advance written notice to Seller in the event that (i) any such inspection is necessary to comply with applicable Law, the Specifications or any requirement by a Governmental Entity, (ii) a prior inspection revealed a material compliance issue, until Purchaser verifies that such issue has been remediated, or (iii) any other “for cause” basis exists (such as, by way of example and not limitation, recall or field alert of any Finished Product, notice by any Governmental Entity of Seller’s or its subcontractors’ noncompliance with applicable Laws if such noncompliance relates to or may affect the Manufacture of Finished Product, or issuance by the FDA of a Form 483 or Warning Letter or a comparable notice issued by any other Governmental Entity) in each case ((a) and (b)), during regular business hours, subject to the reasonable rules and regulations of Seller, including any confidentiality restrictions. If, as a result of any such inspection, Purchaser concludes that Seller or its subcontractor is not Manufacturing Finished Product in compliance with any applicable Laws, including cGMP, the Regulatory Approvals applicable to Finished Product or the Quality Agreement, it shall so notify Seller in writing, specifying any areas of noncompliance in reasonable detail and Seller shall, and shall cause its subcontractor to, exercise its commercially reasonable efforts to promptly remedy the problems identified.  If Seller elects to inspect any of its subcontractors’ facilities with respect to Manufacture of Finished Product, Seller shall notify Purchaser of such inspection and Purchaser, subject to the terms of the Quality Agreement, shall have the right, but not the obligation, to participate in any such inspection; in any event, Seller shall provide Purchaser with copies of all reports of Seller’s audits or inspections of its subcontractors relating to Manufacture of Finished Product while Purchaser is on-site at Seller’s facilities in connection with an inspection conducted by Purchaser under this Section 4.4.

4.5          Regulatory Compliance.

4.5.1       Subject to Section 2.8, and except for activities related to the filing, maintenance, modification or supplementation of Regulatory Approvals held by Purchaser or its affiliates, Seller shall be responsible, at its sole cost and expense (except as set forth in Section 4.6 and except with respect to regulatory compliance activities relating solely to changes in applicable Laws after the date hereof that relate solely to the API or Product, for which Purchaser shall bear all costs and expenses), for all regulatory compliance activities related to the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Manufacture of the Finished Product.  Seller shall cooperate with Purchaser as reasonably requested in connection with any filing with respect to the Manufacture of the Finished Product that is required to be made by Purchaser by applicable Laws or any Governmental Entity.

4.5.2       Seller shall maintain, at its sole cost and expense, except as set forth in Section 2.8 and Section 4.6, the Specifications, the Manufacturing process and test methods for the Finished Product in compliance with cGMP (provided that any change to the Specifications or the Manufacturing process for the Finished Product requested by Purchaser and implemented by Seller pursuant to Section 2.8 complies with the Regulatory Approvals for such Finished Product and with all applicable Laws).

4.6          Regional Regulations.  Seller shall cooperate with Purchaser as reasonably requested by Purchaser to implement extra service work in order to achieve and maintain compliance of the Finished Product, the Specifications and the Manufacturing process with applicable Laws of countries, other than the Major Markets, in which the Finished Product is or will be marketed, distributed and sold.  Purchaser shall reimburse Seller for all costs, including FTE Costs and documented out-of-pocket costs, reasonably incurred by Seller in implementing such extra service work (except to the extent such costs relate to services provided by Seller to Purchaser under the Transition Services Agreement), in accordance with reasonable budgets as may be established by mutual agreement of the Parties.

4.7          Regulatory Inspection or Audit.  If any Governmental Entity carries out or gives notice of its intention to carry out any inspection or audit of Seller or any of its subcontractors in relation to the Manufacture of Finished Product, Seller shall promptly notify Purchaser thereof and shall exercise its commercially reasonable efforts to ensure that Purchaser shall have the right to be present at any such inspection or audit to the extent related to the Manufacture of Finished Product.  Following receipt of the inspection or audit observations of the Governmental Entity (a copy of which Seller will promptly provide to Purchaser), Seller will prepare any appropriate responses; provided that, Purchaser shall have the right to review and comment on such responses, to the extent such responses pertain to Finished Product, and Seller shall consider Purchaser’s comments in good faith prior to responding.

ARTICLE 5
PRODUCT RECALLS

5.1          Product Recalls.

5.1.1       Subject to Section 5.1.2, any recalls or market withdrawals of the Finished Product shall be implemented by or under the direction of Purchaser (provided, that Purchaser shall inform Seller and, to the extent possible, consult with Seller prior to initiating any recall or market withdrawal of the Finished Product supplied to Purchaser by Seller under this Agreement) and Seller shall cooperate with Purchaser as reasonably requested in effecting any such recall or market withdrawal of the Finished Product.  Purchaser shall be responsible for all costs and expenses of each recall or market withdrawal, including all costs (including FTE Costs and documented out-of-pocket costs) reasonably incurred by Seller in connection with effecting such recall or market withdrawal; provided, that to the extent such recall or market withdrawal results from any Non-Conformance or Seller’s or its subcontractor’s gross

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

negligence or willful misconduct, Seller shall reimburse Purchaser (a) the Purchase Price paid by Seller for any recalled or withdrawn Finished Product to the extent held in Seller’s or any other Payment Obligor’s inventory and (b) the documented out-of-pocket expenses reasonably incurred by Purchaser in effecting such recall or market withdrawal, including refunds paid to customers or other purchasers of recalled or withdrawn Finished Product.

5.1.2       If Seller requests Purchaser in writing to initiate a recall or market withdrawal based on Seller’s belief that Finished Product supplied to Purchaser by Seller under this Agreement is Non-Conforming, Purchaser shall not unreasonably object to such recall or market withdrawal.  In the event Purchaser initiates a recall or market withdrawal of the Finished Product as requested by Seller under this Section 5.1.2, Seller shall reimburse Purchaser the Purchase Price paid by Purchaser for the recalled or withdrawn Finished Product and shall reimburse Purchaser the documented out-of-pocket expenses reasonably incurred by Purchaser in effecting such recall or market withdrawal.  In the event Purchaser elects not to initiate a recall or market withdrawal of the Finished Product as requested by Seller under this Section 5.1.2, Purchaser shall indemnify Seller and the Seller Indemnitees in accordance with Section 8.1 for any Losses with respect thereto incurred by Seller or any Seller Indemnitee to the extent such Losses result from Purchaser’s failure to perform such recall or market withdrawal requested by Seller under this Section 5.1.2.  Nothing in Section 5.1.1 or this Section 5.1.2 shall prohibit either Party from complying with any Law or order of any Governmental Entity.

5.2          Disputes.  If there is any dispute concerning which Party’s acts or omissions gave rise to any recall or market withdrawal of the Finished Product, such dispute shall be referred for decision to an independent expert, acting as an expert and not as an arbitrator, to be appointed by agreement between Purchaser and Seller.  The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Purchaser and Seller.  The costs of such independent expert shall be borne by the Party that is found to be responsible for the recall or market withdrawal by the independent expert.  After such determination, costs related to such recall or market withdrawal shall be paid by the responsible Party in accordance with Section 5.1.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1          Warranties of Seller.  Seller hereby warrants to Purchaser that all Finished Product Delivered by Seller (or any subcontractor thereof) to Purchaser under this Agreement during the Term will: (a) be Manufactured in compliance with this Agreement, the Quality Agreement, the Regulatory Approvals applicable to such Finished Product and all applicable Laws, including cGMP; (b) at the time of Delivery, conform to the Specifications (including those Specifications relating to stability of the Finished Product and expiration dating); (c) at the time of Delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act; and (d) at the time of Delivery, have a remaining shelf life that is at least (i) [***]% of the shelf life duration provided by the applicable Regulatory Approval for the Finished Product (e.g., [***] months if the shelf life duration provided by the applicable Regulatory Approval for the Finished Product is [***] months and [***] months if the shelf life duration provided by the applicable Regulatory Approval for the Finished Product is [***] months), or (ii) [***] ([***]) months, whichever of (i) or (ii) is longer; provided, in the case of each of (a)

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

through (c), that (A) with respect to Product Labeling, Purchaser has complied with its warranties under Section 2.10, and (B) any change to the Specifications or the Manufacturing process for the Finished Product requested by Purchaser and implemented by Seller pursuant to Section 2.8 complies with the Regulatory Approvals for such Finished Product and with all applicable Laws.

6.2          Exclusion of Other Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT BETWEEN OR AMONG THE PARTIES AND THEIR RESPECTIVE AFFILIATES, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY RELATING TO THE DESCRIPTION OR QUALITY OF THE FINISHED PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS.

ARTICLE 7
CONFIDENTIALITY

7.1          Confidentiality Obligations.  Each of Seller, on the one hand, and Purchaser, on the other hand, shall, and shall cause their respective affiliates and Representatives to, keep completely confidential and not publish, disclose or use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (including pursuant to Section 7.2).  “Confidential Information” means the terms of this Agreement and any information provided by or on behalf of Seller, on the one hand, or Purchaser, on the other hand (in such capacity, a “Disclosing Party”) to the other (or to any of the other’s affiliates or Representatives) (collectively, in such capacity, a “Receiving Party”) on or after the Effective Date in connection with this Agreement, and shall include all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting such information.  For purposes of this Agreement, Purchaser Manufacturing Technology shall be deemed Confidential Information of Purchaser (and Purchaser shall be deemed the Disclosing Party and Seller shall be deemed the Receiving Party of all Purchaser Manufacturing Technology regardless of which Party generated, furnished or otherwise disclosed the Purchaser Manufacturing Technology) and Seller Manufacturing Technology shall be deemed Confidential Information of Seller (and Seller shall be deemed the Disclosing Party and Purchaser shall be deemed the Receiving Party of all Seller Manufacturing Technology).  Confidential Information shall not include any information that the Receiving Party can establish by written documentation to:

(a)           have been publicly known prior to disclosure by the Disclosing Party or its affiliates or Representatives to the Receiving Party;

(b)           have become publicly known, without fault on the part of the Receiving Party or the Receiving Party’s Representatives, subsequent to disclosure by the Disclosing Party or its affiliates or Representatives to the Receiving Party;

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

(c)           have been received by the Receiving Party at any time from a source, other than the Disclosing Party or the Disclosing Party’s affiliates or Representatives, lawfully having possession of and the right to disclose such Confidential Information; or

(d)           other than with respect to Purchaser Manufacturing Technology, have been otherwise known by the Receiving Party (based upon written records of the Receiving Party) prior to disclosure by the Disclosing Party or the Disclosing Party’s affiliates or Representatives to the Receiving Party.

7.2          Permitted Uses and Disclosures.  Each Receiving Party may use or disclose Confidential Information of the Disclosing Party only as follows:

(a)           in responding to a valid order of a Governmental Entity having jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Law; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued (and, if requested by the Disclosing Party, the Receiving Party shall have reasonably cooperated with the Disclosing Party in connection with the foregoing); provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order; and

(b)           such Confidential Information may be (i) disclosed to any of the Receiving Party’s Representatives, the Receiving Party’s affiliates and such affiliates’ directors, officers and employees, in each case, who (A) has a need to know such Confidential Information in connection with the Receiving Party’s performance of its obligations or exercise of its rights or remedies under this Agreement (the “Permitted Use”) and (B) is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this ARTICLE 7 and (ii) used solely for the Permitted Use; provided, however, each Party shall be responsible for any failure by any Person to whom it disclosed Confidential Information of the Disclosing Party to comply with the confidentiality and use restrictions set forth in this ARTICLE 7.

7.3          Return or Destruction of Confidential Information.  Promptly following the expiration or earlier termination of this Agreement or, upon the earlier written request of a Disclosing Party, the applicable Receiving Party shall destroy or return all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, including those portions of any documents that incorporate or are derived from such Confidential Information, and, in the case of destruction, provide a written certification of such destruction, except that the Receiving Party may retain copies of any Confidential Information to the extent required to (a) exercise any of its rights or remedies or perform any of its obligations under this Agreement or (b) comply with its established document retention and archiving policies.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

7.4          Survival.  The provisions of this ARTICLE 7 shall survive for a period of ten (10) years following the termination or expiration of this Agreement.

ARTICLE 8
LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

8.1          Indemnification of Seller.  Subject to this ARTICLE 8, Purchaser shall indemnify, defend and hold harmless Seller, its affiliates and its and their respective directors, officers, employees, and agents (the “Seller Indemnitees”) from and against, and compensate and reimburse the Seller Indemnitees for, any and all losses, damages, fines, penalties and amounts paid in settlement, and reasonable Third Party costs and expenses incurred in connection therewith, including reasonable Third Party legal fees and expenses in connection with any Proceeding (collectively, “Losses”) incurred by any Seller Indemnitee in connection with any suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) any breach of this Agreement or the Quality Agreement by Purchaser, including any breach by Purchaser of its representations or warranties or a failure by Purchaser to comply with or perform any of its covenants hereunder or thereunder, (b) the Exploitation of the Finished Product in the Territory after Delivery to Purchaser, (c) Purchaser’s failure to perform a recall or market withdrawal of the Finished Product requested by Seller under Section 5.1.2, or (d) any claim by a Third Party that Manufacture or supply of the Finished Product in accordance with the terms of this Agreement infringes, misappropriates or otherwise violates the Intellectual Property of such Third Party to the extent such infringement, misappropriation or violation is due to any change in the Specifications or Manufacturing process for the Finished Product requested by Purchaser and implemented by Seller, in each case ((a) through (d)) except for those Losses arising from Third Party Claims for which Seller has an obligation to indemnify Purchaser or any Purchaser Indemnitee pursuant to Section 8.2, as to which Losses each Party shall indemnify the other Party and the Seller Indemnitees or the Purchaser Indemnitees, as applicable, to the extent of its liability for such Losses. Notwithstanding the foregoing, Purchaser’s obligation to indemnify and hold harmless Seller or the Seller Indemnitees pursuant to Section 8.1(c) shall be without regard to Seller’s indemnification obligations under Section 8.2 and Seller shall have no obligation under Section 8.2 to indemnify or hold harmless Purchaser or any Purchaser Indemnitee with respect to Third Party Claims arising from or occurring as a result of Purchaser’s failure to perform a recall or market withdrawal of the Finished Product requested by Seller under Section 5.1.2.

8.2          Indemnification of Purchaser.  Subject to this ARTICLE 8, Seller shall indemnify, defend and hold harmless Purchaser, its affiliates and its and their respective directors, officers, employees and agents (the “Purchaser Indemnitees”) from and against, and compensate and reimburse the Purchaser Indemnitees for, any and all Losses incurred by any Purchaser Indemnitee in connection with any Third Party Claims arising from or occurring as a result of (a) any breach of this Agreement or the Quality Agreement by Seller, including any breach by Seller of its representations or warranties or a failure by Seller to comply with or perform any of its covenants hereunder or thereunder, (b) the Development of the Manufacturing process for the Finished Product by Seller or its affiliates or subcontractors, except to the extent related to any change in the Specifications or Manufacturing process for the Finished Product requested by Purchaser and implemented by Seller, or (c) any claim by a Third Party that

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Manufacturing by Seller infringes, misappropriates or otherwise violates the Intellectual Property of such Third Party, except to the extent such infringement, misappropriation or violation is due to any change in the Specifications or Manufacturing process for the Finished Product requested by Purchaser and implemented by Seller, in each case ((a) through (c)) except for those Losses arising from Third Party Claims for which Purchaser has an obligation to indemnify Seller or any Seller Indemnitee pursuant to Section 8.1, as to which Losses each Party shall indemnify the other Party and the Seller Indemnitees or the Purchaser Indemnitees, as applicable, to the extent of its liability for such Losses.  Notwithstanding the foregoing, Seller shall have no obligation under this Section 8.2 to indemnify or hold harmless Purchaser or any Purchaser Indemnitee with respect to Third Party Claims arising from or occurring as a result of Purchaser’s failure to perform a recall or market withdrawal of the Finished Product requested by Seller under Section 5.1.2.

8.3          Indemnification Procedures.  All indemnification claims in respect of Purchaser or any Purchaser Indemnitee shall be made solely by Purchaser and all indemnification claims in respect of Seller or any Seller Indemnitee shall be made solely by Seller and, in each case, shall be governed by Section 8.03 of the Stock Purchase Agreement.

8.4          Limitation on Damages and Liability.

8.4.1       TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CIRCUMSTANCES OF ACTUAL FRAUD BY A PARTY OR ITS AFFILIATES, LICENSEES, SUBLICENSEES OR DISTRIBUTORS, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER SECTION 8.1 OR SECTION 8.2 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PURCHASER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THE OTHER’S AFFILIATES, FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, FOR LOST OR ANTICIPATED PROFITS, REVENUES OR OPPORTUNITIES OR FOR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, EBITDA OR SIMILAR METHODOLOGY, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS OF SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

8.4.2       TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CIRCUMSTANCES OF ACTUAL FRAUD, THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY WITH RESPECT TO THIS AGREEMENT SHALL NOT, IN THE AGGREGATE, EXCEED THE AGGREGATE AMOUNT ACTUALLY PAID BY PURCHASER TO SELLER HEREUNDER DURING THE EIGHTEEN (18) MONTHS PRIOR TO THE DATE ON WHICH SUCH CLAIM FOR LOSSES FIRST AROSE; PROVIDED, HOWEVER, THAT, IF SUCH CLAIM FOR LOSSES FIRST AROSE PRIOR TO THE DATE THAT IS EIGHTEEN (18) MONTHS AFTER THE FIRST PAYMENT BY PURCHASER UNDER THIS AGREEMENT, THE FACT THAT THE LIABILITY OF A PARTY WITH RESPECT TO THIS AGREEMENT EXCEEDS THE AMOUNTS PAID BY THE PURCHASER TO SELLER PRIOR TO THE DATE SUCH CLAIM AROSE SHALL NOT PRECLUDE THE OTHER PARTY FROM RECOVERING AGAINST SUCH PARTY

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

TO THE EXTENT OF ADDITIONAL AMOUNTS PAID BY PURCHASER HEREUNDER AFTER SUCH DATE UNTIL THE DATE THAT IS EIGHTEEN (18) MONTHS AFTER THE FIRST PAYMENT BY PURCHASER UNDER THIS AGREEMENT.

8.5          Insurance.  During the Term and for a period of not less than two (2) years after its termination or expiration, Purchaser and Seller each shall obtain and maintain, at its sole cost and expense, liability insurance in an amount not less than $[***] per occurrence and $[***] in the aggregate.  Such liability insurance shall be a blanket policy and shall insure against liability on the part of each Party and any of its affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the Manufacture (with respect to Seller) or Exploitation, excluding Manufacture, (with respect to Purchaser) of the Finished Product.  With respect to Purchaser, such policy shall name Seller as an additional insured.  Upon the execution of this Agreement and thereafter on January 1st of each year during the Term, Purchaser shall provide to Seller (a) a certificate of insurance summarizing such insurance coverage and identifying any exclusions or (b) upon Seller’s request, copies of relevant insurance policies.  Notwithstanding the foregoing, Seller may elect to self-insure all or part of the limits described in this Section 8.5 (including deductibles or retentions).  For clarity, the foregoing insurance requirements shall not in any way limit a Party’s liability with respect to its indemnification or other obligations under this Agreement.

ARTICLE 9
TERM AND TERMINATION

9.1          Term.  Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall commence as of the Effective Date and shall expire on the later of (a) March 30, 2021, and (b) the third (3rd) anniversary of the First Commercial Sale of the Finished Product in the Territory (the “Initial Term”); provided, that during the Initial Term or any extension thereof, Purchaser shall have the right to request an extension of this Agreement, which right Purchaser shall exercise at least six (6) months prior to the expiration of the then current term, and upon such request, the Parties shall negotiate an extension of this Agreement in good faith on substantially similar terms (such extended time period, a “Renewal Term” and, together with the Initial Term, the “Term”).

9.2          Early Termination.  Either Party may terminate this Agreement as follows:

9.2.1       This Agreement may be terminated by the mutual written consent of Seller and Purchaser at any time.

9.2.2       In the event that either Party (the “Breaching Party”) materially breaches any of its obligations, covenants, agreements, representations or warranties under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement upon sixty (60) days’ prior written notice (such 60-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period or (b) if such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Period, in which case the Breaching Party shall have an additional 30-day period to cure such breach before such termination becomes effective (provided that the additional cure period set forth in this clause (b) shall not apply to any breach of a payment obligation hereunder).

9.2.3       Each of Purchaser and Seller may terminate this Agreement immediately upon written notice to the other Party if such other Party (a) files in any court or with any other Governmental Entity, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (d) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts generally as they become due; or (f) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

9.2.4       Purchaser may terminate this Agreement upon not less than ninety (90) days’ prior written notice to Seller, in the event that Governmental Entities cause the Withdrawal of the Finished Product from every jurisdiction in the Territory in which Purchaser or any other Payment Obligors hold a Regulatory Approval for the Finished Product.

9.2.5       Seller may terminate this Agreement upon not less than ninety (90) days’ prior written notice to Purchaser, in the event that Governmental Entities cause the Withdrawal of the Finished Product from every Major Market in which Purchaser or any other Payment Obligors then hold a Regulatory Approval for the Finished Product.

9.2.6       Either Party may terminate this Agreement to the extent permitted pursuant to Section 10.1.

9.2.7       Purchaser may terminate this Agreement upon not less than sixty (60) days’ prior notice to Seller in the event that Seller withholds its consent pursuant to Section 10.2 to any assignment by Purchaser of this Agreement.  Notice of any termination of this Agreement by Purchaser pursuant to this Section 9.2.7 shall be given within sixty (60) days following Seller’s notice to Purchaser that Seller is withholding its consent to such assignment.

9.2.8       Seller may terminate this Agreement upon not less than sixty (60) days’ prior notice to Purchaser in the event of a breach of Section 10.2 by Purchaser.

9.3          Consequences of Termination.

9.3.1       Upon the expiration or earlier termination of this Agreement, (a) unless this Agreement is terminated by Seller pursuant to Section 9.2.2 or Section 9.2.3, Seller shall (i) Deliver to Purchaser the Finished Product covered by any unfilled Firm Orders, and (ii) continue to Deliver to Purchaser Finished Product in accordance with the terms hereunder (including the terms of Section 2.13.2) until the Technology Transfer is completed in accordance with Section 2.13 (provided, that, so long as Seller completes those aspects of the Technology

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Transfer that are Seller’s responsibility in accordance with the Technology Transfer plan in a timely manner, such obligation to Deliver Finished Product shall not extend beyond the date that is six (6) months following the Technology Transfer Completion Date; provided, further, that in the event Seller is prevented from completing any aspect of the Technology Transfer that is Seller’s responsibility in accordance with the Technology Transfer plan because Purchaser or the applicable Technology Recipient fails to timely complete any aspects of the Technology Transfer plan that are (i) Purchaser’s or the applicable Technology Recipient’s responsibility in accordance with such Technology Transfer plan and (ii) required for Seller to complete such aspect of the Technology Transfer that is Seller’s responsibility, then such aspect will be deemed to have been completed on the date that is six (6) months following the Technology Transfer Completion Date), and Purchaser shall pay Seller for all such Finished Product in accordance with the terms of this Agreement; and (b) Purchaser promptly shall pay to Seller (i) all amounts outstanding and remaining to be paid for Finished Product Delivered to Purchaser hereunder; (ii) the costs of Seller’s inventory of Materials remaining after Delivery of Finished Product to Purchaser pursuant to Section 9.3.1(a) (which costs shall be agreed to by the Parties), to the extent such Materials cannot otherwise reasonably be used in the business of Seller or its affiliates; (iii) the costs of work in process (which costs shall be agreed to by the Parties) and the Purchase Price for all Finished Product Manufactured by Seller in accordance with Purchaser’s then current Firm Forecast, but not Delivered hereunder; provided, that (A) Purchaser’s liability to reimburse for Materials under this Section 9.3.1(b) shall be limited to levels of Materials that are reasonable in light of Purchaser’s then current 12-Month Forecast, and (B) Purchaser’s liability to reimburse for work in process and Finished Product under this Section 9.3.1(b) shall be limited to levels of work in process and Finished Product that are reasonable in light of Purchaser’s then current Firm Forecast.  In addition, Seller shall assign to Purchaser, and Purchaser shall assume, all of Seller’s non-cancellable contracts and orders with suppliers of Materials that cannot be used for Finished Product Delivered pursuant to Section 9.3.1(a) or that cannot otherwise reasonably be used in the business of Seller or its affiliates.

9.3.2       The license granted by Seller to Purchaser pursuant to Section 2.12.2 shall survive such termination until the date on which Purchaser sells the last of the Finished Product Delivered hereunder (including pursuant to Section 9.3.1(a)).

9.3.3       Notwithstanding the foregoing, if Purchaser requests Seller to Manufacture Materials, the Compound, or Bulk Product pursuant to Section 2.14, this Agreement (as amended) shall remain in effect with respect to the Parties’ rights and obligations relating to Manufacture and supply of Materials, the Compound or the Bulk Product (as applicable) for the duration of the period following expiration of the Term as provided in Section 2.14.

9.4          Remedies.  Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

9.5          Accrued Rights; Surviving Obligations.

9.5.1       Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

obligations that are expressly indicated to survive the termination or expiration of this Agreement.

9.5.2       Without limiting the foregoing, Sections 2.7, 2.8 and 2.10 (in each case, to the extent of any refund amounts owing), Section 2.12.2 (but only to the extent provided in Section 9.3.2), Section 2.13 (but only until completion of the Technology Transfer and payment of all amounts due thereunder), Section 2.14 (if Purchaser requests Seller to Manufacture Materials, API or Bulk Product pursuant to Section 2.14), Section 3.1, Section 3.2, Section 3.3, Section 4.2, ARTICLE 5, Section 6.2, ARTICLE 7, ARTICLE 8, Section 9.3, Section 9.4, Section 9.5 and ARTICLE 10 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 10
MISCELLANEOUS

10.1        Force Majeure.  Except for the obligation to pay monies due and owing, neither Party shall be liable for any failure to perform or any delays in performance, and no such Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and without its fault or negligence, including, without limitation, such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”).  In the event of a Force Majeure Event, Seller or Purchaser, if prevented from or delayed in performing, shall promptly give notice to the other such Party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the delay continues for a period of six (6) consecutive months, the other such Party may elect to (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event, or (b) terminate this Agreement without any liability to any Party.

10.2        Assignment.   Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by Purchaser, on the one hand, or Seller, on the other hand, without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller), as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser, on the one hand, and Seller, on the other hand, may assign or delegate any or all of its rights or obligations hereunder to an affiliate without the prior written consent of the other Party.  Subject to the first sentence of this Section 10.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 10.2 shall be null and void.  For purposes of Section 9.2.7 and this Section 10.2, a Change of Control of a Party will be deemed to be an assignment by the Party that experienced a Change of Control.

10.3        No Third Party Beneficiaries.  Except for the rights of any indemnified person under ARTICLE 8, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

10.4                        Expenses.  Except as otherwise specified herein or in the Stock Purchase Agreement or in any other Ancillary Agreement, each Party shall pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such Party.

10.5                        Notices.  Except as set forth in Section 2.3.1, any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email as a PDF attachment (with transmission confirmed by non-automated reply email from the recipient, provided, that any Notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Washington, D.C. time shall be deemed to have been received at 9:00 a.m., Washington, D.C. time on the next Business Day) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 10.5 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 10.5. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email. Any Notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

(i)	If to Seller, to:

Eisai Inc.
100 Tice Blvd.
Woodcliff Lake, New Jersey 07677
Facsimile: (201) 746-3204
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
Attention: Michael J. Riella
Facsimile: (202) 662-6291

(ii)	If to Purchaser, to:

AkaRx, Inc.
200 Garrett Street, Suite S
Charlottesville, VA 22902
Attention: Alex Sapir
Facsimile: (434) 980-8196

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

with a copy (which shall not constitute notice) to:

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Divakar Gupta

10.6                        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to Purchaser and Seller.

10.7                        Dispute Resolution.  Except for disputes arising under Section 2.7.2 or Section 5.2, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 10.7.

10.7.1              Either Party shall have the right to refer any Dispute to the President and Chief Executive Officer of Seller (or his or her designee with the authority to resolve such Dispute) and the President and Chief Executive Officer of Purchaser (or his or her designee with the authority to resolve such Dispute) who shall confer on the resolution of the issue.  Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties.  If such officers are not able to agree on the resolution of any such issue within fifteen (15) Business Days after such Dispute is first referred to them, either Party may, by written notice to the other Party, elect to initiate litigation in accordance with Section 10.8, Section 10.9, Section 10.10 and Section 10.11 for purposes of having the matter settled.

10.7.2              Notwithstanding anything herein to the contrary, (a) any relevant time period related to a matter that is the subject of a Dispute shall be tolled during any dispute resolution proceeding under this Section 10.7 and (b) nothing in this Section 10.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section 10.7.2 shall be specifically enforceable.

10.8                        Governing Law. This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware, without reference to its conflicts of law principles that would result in the application of the substantive Law of any other jurisdiction.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

10.9                        Jurisdiction.  Each Party irrevocably agrees that any action, suit or proceeding against it arising out of or in connection with this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

10.10                 Service of Process.  Each of the Parties consents to service of any process, summons, notice or document which may be served in any proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 10.5, to such Party’s address set forth in Section 10.5.

10.11                 Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of Section 2.13 or ARTICLE 7 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of Section 2.13 or ARTICLE 7 and to enforce specifically the terms and provisions of Section 2.13 or ARTICLE 7 in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  Nothing in this Section 10.12 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

10.13                 Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms or conditions hereof may be waived only by an instrument in writing signed by each of Purchaser and Seller or, in the case of a waiver, by or on behalf of the Party waiving compliance.  No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.  The waiver by a Party of any right

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

10.14                 Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.15                 Independent Contractor.  The Parties and each of their respective affiliates shall each be an independent contractor in the performance of its obligations hereunder.

10.16                 Fulfillment of Obligations.  Any obligation of either Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. To the extent any affiliate of Seller will perform any obligations of Seller hereunder, Seller shall take any and all action necessary to cause such affiliate to perform and fulfill Seller’s covenants, obligations and agreements under this Agreement, and shall be primarily responsible for any breach of this Agreement by such affiliate.

10.17                 Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.18                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.19                 Entire Agreement.  This Agreement, together with the Stock Purchase Agreement, the Schedules expressly contemplated hereby and attached hereto, the other Ancillary Agreements and the other agreements, certificates and documents delivered in connection with the Stock Purchase Agreement or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

[Signature page follows]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

Eisai Inc.

By:	/s/ Shawn L. Gallagher
	Name:	Shawn L. Gallagher
	Title:	President, Partnership Management CFU, EDCS

AkaRx, Inc.

By:	/s/ Alex Sapir
	Name:	Alex Sapir
	Title:	Chief Executive Officer

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule A

Purchaser Corporate Names

AkaRx

AkaRx, Inc.

Dova

Dova Pharmaceuticals,  Inc.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule B

Seller Corporate Names

Eisai, Inc.

Eisai Corporation Limited

Eisai Manufacturing Limited

Eisai

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule C

Specifications

[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule D

Manufacturing Process Development Schedule

[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule E

Seller Facilities for Delivery

Jurisdiction in Which Finished Product Will Be Sold	Facility for Delivery
US	Carton Service, Incorporated Pharma Packaging Solutions 341 JD Yarnell Industrial Parkway Clinton, Tennessee (TN) 37716
EU	Eisai Manufacturing Limited Mosquito Way Hatfield, Hertfordshire AL10 9SN United Kingdom
Japan	To be determined

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule F

Indicative Purchase Price Calculation

[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Schedule G

Form of Forecast

[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.